Exhibit 21.1

SUBSIDIARIES OF TAMBORAN RESOURCES CORPORATION

Name	State or Country of Incorporation

Tamboran Resources Limited	Australia

Tamboran (Beetaloo) Pty Limited	Australia

Tamboran (McArthur) Pty Limited	Australia

Sweetpea Petroleum Pty Limited	Australia

Tamboran Services Pty Limited	Australia

Tamboran Resources USA LLC	Texas

Tamboran Equipment LLC	Texas

Tamboran Infrastructure Pty Limited	Australia

Tamboran (EP318) Pty Limited	Australia

Tamboran (West) Pty Limited	Australia

Northern Territory LNG Pty Ltd	Australia

Tamboran (Equipment) Pty Limited	Australia

Tamboran (Carbon Solutions) Pty Ltd	Australia

Tamboran (EP197) Pty Limited	Australia

Tamboran (IP) Pty Limited	Australia